Exhibit 99.1

Ciprico Announces Workforce Restructuring; Retention of Investment Banking Firm to Explore Strategic Options

MINNEAPOLIS--(BUSINESS WIRE)--Ciprico Inc. (NASDAQ: CPCI) (the “Company”) today announced that it has reduced its full-time headcount by approximately 30%. Steve Merrifield, president and CEO of Ciprico stated: “This action was necessitated by an insufficient volume of sales. Current business and economic conditions have caused a sharp decline in sales of our traditional video storage products, while our newer IT class products are taking longer than expected to be qualified at current and prospective customers.”

As a result of the above, the Company believes its revenue ramp is delayed approximately six months causing the Company to take action to reduce expenses. As previously announced the Company is exploring strategic alternatives, and to assist with this the Company has retained Craig-Hallum Capital Group LLC, a Minneapolis-based investment banking firm.

“Revenue projections for fiscal year 2008 will not reach the levels anticipated,” Merrifield said. “Over the past 18 months we have worked to transition Ciprico to become a more software centric company. We continue to be optimistic about the future of our new technology platform as confirmed by more than 200 companies now evaluating our new RAIDCore adapters and VST software solutions. There remains a strong commitment to our software virtualization strategy and we remain confident that the overall transition from hardware to virtualized software data protection will emerge as the dominant solution in the market over the next several years.”

Safe Harbor Statement under the Securities Reform Act of 1995

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such forward-looking statements, which reflect our current view of expected revenue growth in fiscal 2008, product development efforts and impact on new product sales, and other future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons. These risks and uncertainties include but are not limited to: delays in product development; market acceptance of Ciprico's products and services; technological change in the storage and related industries; competition in the storage software market; the potential failure of Ciprico’s partners to introduce products incorporating Ciprico's products; intellectual property issues; and other risk factors discussed in Ciprico's reports on Forms 10-KSB, 10-QSB and other reports filed with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Forward-looking statements speak only as of the date on which they were made, and except as required by law; we assume no obligation to update any forward-looking statements. We do not intend to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

About Ciprico

Ciprico Inc. (NASDAQ: CPCI) is a leading provider of intelligent storage software, solutions and appliances for enterprise class IT servers, professional workstations and digital media workflows. More information about Ciprico is available at www.ciprico.com.

CONTACT:
Ciprico Inc.
Steven D. Merrifield, 952-540-2400
President & CEO
or
Monte S. Johnson, 952-540-2400
SVP & CFO